UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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NxSTAGE MEDICAL, INC.

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NxSTAGE MEDICAL, INC.

350 Merrimack Street

Lawrence, Massachusetts 01843

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 26, 2016

To our stockholders:

We invite you to our 2016 Annual Meeting of Stockholders, which will be held at the Lanam Club at 260 North Main Street, Andover, Massachusetts 01810 on Thursday, May 26, 2016 at 10:00 a.m., local time. At the Annual Meeting, stockholders will consider and act upon the following matters:

1. The election of the eight nominees identified in this proxy statement to our Board of Directors.

2. An advisory vote on our named executive officers’ compensation.

3. The ratification of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the 2016 fiscal year.

4. The transaction of such other business as may properly come before the meeting and any adjournments or postponements.

Only stockholders of record at the close of business on March 28, 2016 are entitled to receive notice of, to attend, and to vote at, the Annual Meeting.

Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the Annual Meeting, we hope you will take the time to vote your shares over the Internet, by telephone or by completing and mailing a proxy card or voting instruction form, as applicable.

By Order of the Board of Directors,

Winifred L. Swan

Secretary

Lawrence, Massachusetts

April 28, 2016

NxSTAGE MEDICAL, INC.

350 Merrimack Street

Lawrence, Massachusetts 01843

Proxy Statement for the 2016 Annual Meeting of Stockholders

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

We are sending you this proxy statement and our 2015 annual report to stockholders because the Board of Directors of NxStage Medical, Inc. is soliciting your proxy to vote at our 2016 Annual Meeting of Stockholders to be held at the Lanam Club at 260 North Main Street, Andover, Massachusetts 01810 on Thursday, May 26, 2016 at 10:00 a.m., local time. These materials were first sent to stockholders on April 28, 2016.

Who can vote at the annual meeting?

Each share of our common stock that you own as of the close of business on March 28, 2016 (Record Date) entitles you to one vote for each nominee for director and one vote on each other matter considered at the Annual Meeting. As of the Record Date, there were 64,375,825 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

How do I vote?

If your shares are registered in your name with our transfer agent, you are a “record holder” of the shares and may vote:

•

Over the Internet:    Go to the website www.investorvote.com/NXTM and, using the vote control number printed on your proxy card, access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed. Your shares will be voted according to your instructions. You must submit your Internet proxy by 11:59 p.m. Eastern Time on May 25, 2016, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

•

By Telephone:    Call 1-800-652-VOTE (8683) from the United States and Canada, and follow the instructions on your enclosed proxy card. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy by 11:59 p.m. Eastern Time on May 25, 2016, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

•

By Mail:    Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Computershare Investor Services. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board. Computershare Investor Services must receive your proxy card no later than May 25, 2016, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

•	In Person at the Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide at the Annual Meeting.

If your shares are held for your account by a broker, bank or other nominee, you are a beneficial owner of the shares, which are held in “street name,” and you must follow the voting instructions provided by your broker, bank or other nominee. In most cases, you may submit voting instructions over the Internet or by telephone to your broker, bank or other nominee, or you may complete, sign and return a voting instruction form provided by your broker, bank or other nominee. If you wish to vote in person at the Annual Meeting, you must have a legal proxy from your broker, bank or other nominee issued in your name giving you the right to vote your shares in person.

Can I change my vote?

If your shares are registered in your name with our transfer agent, you may revoke your proxy and change your vote at any time before the Annual Meeting by:

•	Re-voting over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted.

•	Submitting a new proxy card as instructed above. Only your latest dated proxy card will be counted.

•	Attending the Annual Meeting and voting in person as instructed above. Attending the Annual Meeting will not in and of itself revoke a previously submitted proxy unless you specifically request it.

If your shares are held for your account by a broker, bank or other nominee, you may submit new voting instructions by contacting your broker, bank or other nominee.

Will my shares be voted if I don’t return my proxy or otherwise submit my voting instructions?

If your shares are registered in your name with our transfer agent, your shares will not be voted unless you follow one of the voting procedures described above under “How do I vote?”

If your shares are held for your account by a broker, bank or other nominee, that firm may vote your shares on “routine matters” even if you do not submit voting instructions. Your broker, bank or other nominee cannot, however, vote your shares on “non-routine matters” without receiving your voting instructions. If the firm holding your shares does not receive your voting instructions on a non-routine matter, that firm will inform us or the inspector of elections for the Annual Meeting that it does not have the authority to vote your shares on that matter. This is generally referred to as a “broker non-vote.”

We believe that all of our Annual Meeting matters other than the ratification of our independent registered public accounting firm will be characterized as non-routine matters under applicable rules. We encourage you to provide voting instructions to your broker, bank or other nominee to ensure that your shares will be voted at the Annual Meeting.

How many shares must be present to conduct business at the Annual Meeting?

A majority of the outstanding shares of our common stock as of the Record Date must be present at the Annual Meeting in person or by proxy to conduct business at the Annual Meeting. This is called a quorum. Your shares will be counted for purposes of determining whether a quorum exists if you follow one of the voting procedures described above under “How do I vote?” or are represented in person at the Annual Meeting. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

What vote is required to approve each matter and how are votes counted?

•

Election of Directors.    The eight nominees for director who receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions and broker non-votes are not counted for purposes of electing directors and will not have any effect on the voting results for this matter. You may vote FOR any or all of the nominees or WITHHOLD your vote from any or all of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors and will not affect the voting results for this matter.

•

Advisory Vote on Executive Compensation.    Because this matter asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee will take the voting results into account when making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, are unlikely to meaningfully impact the results of our Compensation Committee’s deliberations.

•

Ratification of Independent Registered Public Accounting Firm.    The affirmative vote of the holders of a majority of shares present in person or represented by proxy and voting on the matter is required to ratify our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the 2016 fiscal year. Abstentions will not have any effect on the voting results for this matter. Brokers, banks and other nominees generally have discretionary authority to vote on this matter; thus, we do not expect any broker non-votes on this matter.

Are there other matters to be voted on at the Annual Meeting?

We do not know of any other matters that are expected to come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named as proxies in the accompanying proxy card intend to vote, or otherwise act, in accordance with their judgment.

Where can I find the voting results?

We expect to report the voting results on a Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) within four business days after the end of the Annual Meeting. You may obtain a copy of the Form 8-K by sending a written request to Investor Relations, NxStage Medical, Inc., 350 Merrimack Street, Lawrence, Massachusetts 01843. You will also be able to find a copy of the Form 8-K through our website, www.nxstage.com, under the Investor Relations — SEC Filings subsection of the Our Company section of the site, or through the SEC’s EDGAR database at www.sec.gov.

Who will bear the cost of soliciting proxies?

NxStage will bear the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and other electronic means and in person, without receiving additional compensation for any such solicitation. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing our proxy materials.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders To Be Held on May 26, 2016: The Notice of 2016 Annual Meeting of Stockholders, Proxy Statement, 2015 Annual Report to Stockholders, and directions to our Annual Meeting are available at http://ir.nxstage.com/annual-proxy.cfm.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board has nominated for election at the Annual Meeting the eight director nominees listed in this proxy statement. All nominees are currently members of our Board. If elected, the nominees will hold office until our 2017 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees has indicated his or her willingness to serve, if elected. If any nominee should be unable to serve, the shares of our common stock represented by proxies may be voted for a substitute nominee designated by our Board, in compliance with all applicable state and federal laws and regulations.

The biographies of each of the nominees below contain information regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that the nominee should serve as a director. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated strong business acumen and an ability to exercise sound judgment, as well as a commitment of service to NxStage and our Board. In addition, we value their significant experience at other organizations, including on other company boards of directors and board committees.

Director Nominees

Jeffrey H. Burbank, 53, has been our Chief Executive Officer and a director of NxStage since he founded NxStage in 1998. Mr. Burbank has over 30 years of in-depth management experience with companies developing, marketing and manufacturing products for end-stage renal disease patients. He has led NxStage since its inception, guiding it through all of its developmental phases to the successful initiation and rapid growth of commercial activities, its initial public offering, the acquisition of Medisystems Corporation, the evolution of its product line, and its entry into services. Before founding NxStage, Mr. Burbank co-founded Vasca, Inc., a company providing innovative implantable access devices, where he was the President and Chief Executive Officer, as well as Chairman of its board of directors. He gained significant renal industry experience during his nine years in the renal division at Gambro, Inc., a medical technology company, where his last position was Director of Marketing and Advanced Technologies. During his career he has been an inventor on over 50 U.S. patents for medical devices. Mr. Burbank brings entrepreneurial skill, leadership, and technical and medical device experience in the renal dialysis industry to our Board.

Robert G. Funari, 68, has been a director of NxStage since January 2013 and currently serves as Chairman of our Board, Chair of our Nominating and Corporate Governance Committee, and a member of our Compensation Committee. Mr. Funari served as Chief Executive Officer and Chairman of the board of directors of Crescent Healthcare, a provider of integrated pharmacy and nursing solutions in alternate site settings, from 2004 until its acquisition by Walgreens in February 2012. Before joining Crescent Healthcare, Mr. Funari was Executive Vice President and Chief Operating Officer at Syncor International Corporation, a publicly-traded radiopharmacy services company, from 1993 to 1996 and also served as its President and Chief Executive Officer from 1996 to 2003. Mr. Funari was Executive Vice President and General Manager of the drug company for McKesson, Inc., a provider of pharmaceuticals, medical supplies and healthcare information technologies, and spent more than 18 years in a broad range of leadership positions at Baxter International Inc., a health care company. Mr. Funari served as a director of Beckman Coulter, Inc., a diagnostics and life sciences company, where he was a member of the compensation committee from 2005 to 2011, as well as a director of Pope and Talbot, Inc., a forest products company, where he was on the governance and compensation committees from 2001 to 2008. He also served as a director of First Consulting Group from 2004 to 2008 and a director of Bay Cities National Bank from 1994 to 2010, where he also served as Chairman from 2007 to 2010. He currently sits on the boards of directors of a number of non-profit and private companies and is a member of the RAND Healthcare Board of Advisors. Mr. Funari received the Ernst & Young Entrepreneur of the Year 2010 Award in the turnaround category in Orange County/Desert cities. Mr. Funari’s executive leadership, particularly in the healthcare industry, and proven track record of strategic planning and implementation uniquely qualifies him to serve on our Board.

Daniel A. Giannini, 66, has served as a director of NxStage since 2005 and currently serves as Chair of our Audit Committee. He has also served as a director on several private and non-profit company boards. Mr. Giannini retired in 2005 after a more than 30-year career as a Certified Public Accountant with PricewaterhouseCoopers LLP, an auditing and professional services firm. During his last five years at PricewaterhouseCoopers, Mr. Giannini served as an audit partner and led the Technology, Information, Communications and Entertainment practice at the firm’s Atlanta office. Mr. Giannini brings corporate governance, internal control and financial reporting experience to our Board.

Earl R. Lewis, 72, has served as a director of NxStage since 2008 and currently serves as a member of our Compensation Committee. Mr. Lewis has served as Chairman of the board of directors of Flir Systems Inc., a manufacturer of thermal imaging and infrared camera systems, since 2000, and also served as its Chief Executive Officer and President from 2000 to May 2013. Mr. Lewis also serves as Chairman of the board of directors of Harvard BioScience, Inc., a manufacturer of scientific instruments. Before 2000, he served as Chief Executive Officer and President of Thermo Instrument Systems, Inc., a manufacturer of detection instruments. He also served Thermo Instrument Systems in various executive capacities, including President and Chief Operating Officer, Chief Executive Officer and President of Thermo Optek Corp., and President of Thermo Jarrell Ash Corp. Mr. Lewis is a trustee of Clarkson University and New Hampton School. Mr. Lewis is a member of the board of directors of Tecogen, Inc., a manufacturer and installer of heat and power products. Previously, he served on the board of directors of American DG Energy, Inc., an on-site power generation company, from 2005 to 2011. Mr. Lewis holds a Masters Professional Director Certification, conferred by the American College of Corporate Directors, a director education and credentialing organization. Mr. Lewis brings leadership, general management, and large public company operational, financial and corporate experience to our Board.

Jean K. Mixer, 49, has served as a director of NxStage since November 2012 and currently serves as a member of both our Audit and Compensation Committees. Ms. Mixer is the Vice President of Strategy and Digital Health at Boston Children’s Hospital, which she joined in January 2014. From 2005 to January 2014, she served as Chief Executive Officer of mixerconsulting, which has helped organizations grow through strategic and organizational work. From 1992 to 2004, she was at The Boston Consulting Group, a management consulting firm, where she also served as partner. Before that, Ms. Mixer was an officer at J.P. Morgan, a financial services firm. From 2006 to January 2014, Ms. Mixer was a director on the board of the Cambridge Trust Company, a commercial bank, where she also served as a member of the board’s executive committee and chair of its compensation committee. She is also an overseer at the Boys and Girls Clubs of Boston and has served as the chair of its human resources committee. Formerly, she served on the Business Roundtable Committee on National Health Care Reform. She has worked broadly across the restructuring healthcare market, including providers, payers, pharmaceuticals, medical devices and pharmacy/PBMs. Ms. Mixer brings over 25 years of public company experience including with respect to strategy, mergers and acquisitions, finance, leadership, and governance to our Board.

Craig W. Moore, 71, has served as a director of NxStage since 2002 and currently serves as Chair of our Compensation Committee. Since January 2012, Mr. Moore has served as Chairman of the board of directors of Cesca Therapeutics Inc., a regenerative medicine company, and is also chair of its governance committee and a member of its audit and compensation committees. From 1992 to 2006, Mr. Moore served on the board of Biologic System Corp., a provider of electrodiagnostic systems. From 1986 to 2001, Mr. Moore was Chairman of the board of directors and Chief Executive Officer of Everest Healthcare Services Corporation, a dialysis provider. Since 2001, Mr. Moore has acted as a consultant to various companies in the healthcare services industry. From 1986 through 2001, Mr. Moore was President of Continental Health Care, Ltd., an extracorporeal services and supply company, and from 1990 to 2004, he was President of New York Dialysis Management, a dialysis management business. Mr. Moore also serves as a director on several private company boards. Mr. Moore brings leadership and corporate and dialysis services industry experience to our Board.

Reid S. Perper, 56, has served as a director of NxStage since 2005 and currently serves as a member of both our Audit and Nominating and Corporate Governance Committees. Since May 2011, Mr. Perper has been a Senior Advisor supporting European investments with Health Evolution Partners, a healthcare focused private equity firm. From 2008 to 2013, Mr. Perper was a founder and partner of MCT Advisors LLP, a London based financial advisory firm. From 2004 to 2009, Mr. Perper was Managing Director of Healthcare Investment Partners LLC, a healthcare focused private equity firm. From 2000 to 2003, Mr. Perper was co-Head of European Private Equity at Credit Suisse and Managing Director of DLJ Merchant Banking Partners, both private equity firms. Mr. Perper joined the investment banking firm Donaldson, Lufkin & Jenrette in 1988 and was a founding member of DLJ Merchant Banking Partners, the firm’s private equity group. Mr. Perper also served as an investment professional for the investment management firm Caxton Europe Asset Management Ltd. from 2004 to 2005. Mr. Perper brings over 25 years of experience in private equity, as well as strategic and capital market experience, particularly within medical devices, healthcare services, pharmaceuticals and biotechnology, to our Board.

Barry M. Straube, M.D., 67, has served as a director of NxStage since July 2011 and currently serves as a member of our Nominating and Corporate Governance Committee. Since September 2011, Dr. Straube has been a Director with The Marwood Group, a healthcare advisory, research and financial services firm. From 2005 to 2011, Dr. Straube served as Chief Medical Officer for the Centers for Medicare & Medicaid Services (CMS), simultaneously serving as the Director of the CMS Office of Clinical Standards & Quality. From 2000 to 2005, Dr. Straube served as CMS Regional Chief Medical Officer for California, Arizona, Nevada, Hawaii and far Pacific Territories. From 1995 to 2000, Dr. Straube was Vice President of Quality Improvement and Senior Medical Director at Health Net, a publicly traded managed care organization. Dr. Straube is Board-Certified in Internal Medicine and Nephrology and served as Chief of Nephrology at California Pacific Medical Center in San Francisco, CA. He sits on a number of scientific advisory boards in the pharmacology, biotechnology and medical technology arenas. As both a nephrologist and the former most senior clinical advisor to CMS, Dr. Straube brings extensive industry experience and leadership in healthcare policymaking, statutory and regulatory requirements, healthcare payer and clinical experience in nephrology to our Board.

Our Board recommends a vote FOR the election of each director nominee named above.

PROPOSAL 2 — ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICERS’

COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (Exchange Act), we are providing stockholders the opportunity to vote on a non-binding, advisory resolution to approve our named executive officers’ compensation as disclosed in this proxy statement.

As we describe in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with those of our stockholders. In addition to driving performance over time, our emphasis on performance-based compensation, comprised of annual incentive compensation in the form of performance-based annual bonuses and long-term incentive compensation in the form of performance shares and stock options, helps to discourage excessive risk-taking by management. Also, providing a meaningful portion of our named executive officers’ total compensation in the form of equity awards serves to incentivize management to focus on the creation of long-term stockholder value.

In order to establish a strong link between executive pay and corporate performance, our Compensation Committee chose to continue to put a significant percentage of our named executive officers’ 2015 compensation at risk under our annual and long-term incentive plans. For our 2015 corporate bonus plan, our Compensation Committee selected performance objectives related to revenue growth from sales of our medical products, operations at our Kidney Care dialysis centers, and overall financial performance. Overall, we performed well against these multi-faceted corporate goals. In 2015, we reported record revenues driven by sales of our System One hemodialysis system and related medical products in the home and critical care markets, and the performance of our Kidney Care dialysis centers was within our expectations. Most of our named executive officers earned short-term incentive awards at 107% of target, reflecting this strong level of corporate performance in 2015. Long-term incentive compensation for our named executive officers in 2015 was split between stock options and performance shares. Our performance shares enable our named executive officers to earn compensation above the market median only for superior performance. Consistent with this design, our Compensation Committee selects ambitious performance objectives for these equity incentive awards. For our 2015 performance share plan, our Compensation Committee selected revenue growth in the home market as the performance objective at levels that are higher than the home revenue targets for our 2015 corporate bonus plan. Although we achieved record revenues in 2015, we did not meet the minimum performance metric under our 2015 performance share plan. Accordingly, our named executive officers did not receive any payouts under that plan, further demonstrating our pay-for-performance philosophy.

Our Compensation Committee oversees our executive compensation program and has primary responsibility for reviewing, setting and approving the compensation of our named executive officers. In fulfilling this responsibility, our Compensation Committee relies on three key elements: market referencing, performance considerations, and the exercise of judgment. Our Compensation Committee also engages an independent compensation consultant to assist the Committee with providing advice on executive compensation-related matters. The Compensation Committee’s role, the use of market data and the role of performance in setting compensation are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Our executive compensation program consists of fixed compensation elements, comprised of base salary and employee benefits, and variable at-risk performance-based elements, comprised of annual and long-term incentives. Our fixed compensation elements are designed to provide a stable source of income and financial security to our executives, while our variable at-risk performance-based compensation elements are designed to reward superior performance and promote long-term stockholder value creation. Additional details about these compensation elements and the design of our 2015 executive compensation program are provided in the Compensation Discussion and Analysis section of this proxy statement.

We believe that our overall compensation approach enables us to remain competitive with our industry peers while ensuring that our executives are appropriately incentivized to deliver both near- and long-term results.

For these reasons, our Board is asking stockholders to approve the following advisory resolution:

RESOLVED, that the compensation paid to NxStage’s named executive officers, as disclosed in NxStage’s proxy statement for its 2016 annual meeting of stockholders pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

While the advisory vote we are asking you to cast is non-binding, our Compensation Committee and our Board value the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

Our Board has determined to hold an advisory vote on our named executive officers’ compensation annually, with the next such vote to occur at the 2017 annual meeting of stockholders. We expect the next stockholder advisory vote on the frequency of such advisory vote also to be held at the 2017 annual meeting of stockholders.

Our Board recommends an advisory vote FOR our named executive officers’ compensation.

PROPOSAL 3 — RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Ernst & Young has served as our independent registered public accounting firm since 2002. Information about Ernst & Young’s fees and services for 2015 and 2014 is provided in the Corporate Governance — Fees of Independent Registered Public Accounting Firm section of this proxy statement.

Although stockholder approval of the selection of Ernst & Young is not required, our Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved, our Audit Committee will reconsider its selection of Ernst & Young. Even if the selection is ratified, our Audit Committee retains the ability to change the engagement of Ernst & Young if it determines that a change is in our best interest. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Our Board recommends a vote FOR the ratification of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying notes provide information about the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers (listed in the Summary Compensation Table);

•	each of our directors and nominees for director; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the person has sole or shared voting and investment power and also includes any shares that the person has the right to acquire within 60 days after April 12, 2016 (Ownership Date) through the exercise of any stock option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement. Unless otherwise indicated, the persons identified have sole voting and investment power with respect to the shares of our common stock set forth below. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Name	Shares Beneficially Owned[1]		Percentage of Outstanding Shares[2]
Gilder, Gagnon, Howe & Co. LLC	6,012,047	(3)	9.3%
3 Columbus Circle, 26th Floor
New York, NY 10019
Deerfield Mgmt, L.P.	4,589,000	(4)	7.1%
780 Third Avenue, 37th Floor
New York, NY 10017
The Vanguard Group, Inc.	3,997,151	(5)	6.2%
100 Vanguard Blvd.
Malvern, PA 19355
RS Investment Management Co. LLC	3,775,059	(6)	5.9%
One Bush Street, Suite 900
San Francisco, CA 94104
BlackRock, Inc.	3,619,960	(7)	5.6%
55 East 52nd Street
New York, NY 10055
FMR LLC	3,320,583	(8)	5.2%
245 Summer Street
Boston, MA 02210
Larry N. Feinberg	3,282,001	(9)	5.1%
c/o Oracle Partners, L.P.
200 Greenwich Avenue
Greenwich, CT 06830
Jeffrey H. Burbank	1,444,486		2.2%
Joseph E. Turk, Jr.	248,131		*
Robert S. Brown	209,741		*
Reid S. Perper	204,069		*
Craig W. Moore	182,632		*
Earl R. Lewis	165,711		*
Daniel A. Giannini	154,366		*
Winifred L. Swan	137,116		*
Matthew W. Towse	100,561		*
Barry M. Straube	90,630		*
Robert G. Funari	78,637		*
Jean K. Mixer	72,893		*
All current directors and executive officers as a group (12 persons)	3,088,973		4.7%

*	Represents beneficial ownership of less than one percent.

(1)	Includes the following shares which such person has the right to acquire within 60 days of the Ownership Date upon exercise of outstanding stock options:

Name	Option Shares
Jeffrey H. Burbank	531,870
Joseph E. Turk, Jr.	141,351
Robert S. Brown	143,574
Reid S. Perper	83,586
Craig W. Moore	90,586
Earl R. Lewis	90,586
Daniel A. Giannini	90,586
Winifred L. Swan	123,262
Matthew W. Towse	81,132
Barry M. Straube	89,130
Robert G. Funari	68,487
Jean K. Mixer	72,893
All current directors and executive officers as a group (12 persons)	1,617,043

(2)	The calculation of percentages is based upon 64,381,666 shares of our common stock outstanding on the Ownership Date plus, for each individual listed in footnote (1), the option shares listed across from such individual’s name.

(3)	Based solely on information as of December 31, 2015 contained in a Schedule 13G/A filed on February 12, 2016 by Gilder, Gagnon, Howe & Co. LLC, which indicates that Gilder, Gagnon, Howe & Co. LLC has sole voting and investment power over 99,119 shares and shared investment power over 5,912,928 shares.

(4)	Based solely on information as of December 31, 2015 contained in a Schedule 13G/A filed on February 16, 2016 by the following persons which are indicated in such filing to have shared voting and investment power over the shares listed next to their names: Deerfield Mgmt, L.P. (4,589,000 shares); Deerfield Management Company, L.P. (4,589,000 shares); James E. Flynn (4,589,000 shares); Deerfield International Master Fund, L.P. (2,392,783 shares); Deerfield Partners, L.P. (1,880,042 shares); and Deerfield Special Situations Fund, L.P. (316,175 shares). Other than the shares listed next to Deerfield Mgmt, L.P., Deerfield Management Company, L.P., and James E. Flynn, the shares listed next to each entity above represent less than 5% of our common stock outstanding on the Ownership Date.

(5)	Based solely on information as of December 31, 2015 contained in a Schedule 13G/A filed on February 11, 2016 by The Vanguard Group, Inc., which indicates that The Vanguard Group, Inc. has sole voting power over 137,233 shares, sole investment power over 3,856,918 shares, shared voting power over 6,800 shares and shared investment power over 140,233 shares.

(6)	Based solely on information as of December 31, 2015 contained in a Schedule 13G filed on February 12, 2016 by RS Investment Management Co. LLC., which indicates that RS Investment Management Co. LLC. has sole voting power over 3,645,409 shares.

(7)	Based solely on information as of December 31, 2015 contained in a Schedule 13G/A filed on January 27, 2016 by BlackRock, Inc., which indicates that BlackRock, Inc. has sole voting power over 3,458,671 shares.

(8)	Based solely on information as of December 31, 2015 contained in a Schedule 13G filed on February 12, 2016 by FMR LLC and Abigail P. Johnson, which indicates that FMR LLC and Abigail P. Johnson only have sole investment power over the shares listed.

(9)

Based solely on information as of December 31, 2015 contained in a Schedule 13G/A filed on February 3, 2016 by the following persons which are indicated in such filing to have shared voting and investment power over the shares listed next to their names: Larry N. Feinberg (3,157,001 shares); Oracle Partners, L.P.

(2,123,357 shares); Oracle Associates, LLC (1,022,044 shares); Oracle Investment Management, Inc. (645,159 shares); Oracle Ten Fund Master, L.P. (586,253 shares); Oracle Institutional Partners, L.P. (376,885 shares); Oracle Investment Management, Inc. Employees’ Retirement Plan (58,906 shares); and The Feinberg Family Foundation (11,600 shares). Such filing also indicates that Larry N. Feinberg has sole voting and investment power over 125,000 shares. Other than the shares listed next to Larry N. Feinberg, the shares listed next to each entity above represent less than 5% of our common stock outstanding on the Ownership Date.

CORPORATE GOVERNANCE

Our Board believes that good corporate governance is important to ensure that NxStage is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and committee charters, described below, are available under the Investor Relations — Corporate Governance subsection of the Our Company section of our website at www.nxstage.com. Alternatively, you can request a copy of these documents by writing to Investor Relations, NxStage Medical, Inc., 350 Merrimack Street, Lawrence, Massachusetts 01843.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of NxStage and our stockholders. These guidelines, which provide a framework for the conduct of our Board, include the following provisions:

•	the principal responsibility of our directors is to oversee our management;

•	a majority of the members of our Board shall be independent directors;

•	independent directors meet at least twice a year in executive session;

•	directors have full and free access to management and, as the directors deem necessary, independent advisors; and

•	at least annually our Board conducts a self-evaluation to determine whether it and its committees are functioning effectively.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of our Board in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for managing our operations and, together with our Board, for setting our strategic direction, while our Chairman leads our Board in providing advice to and independent oversight of management. Separating these positions allows our Chief Executive Officer to focus on our day-to-day leadership and performance instead of Board administration. We believe this improves our Board’s ability to supervise and evaluate our Chief Executive Officer and other executive officers and enhances the independent and objective assessment of risk by our Board.

Risk Oversight

Our Board plays an active role, at both the Board and committee levels, in overseeing risk management. Our Board regularly reviews information provided by management regarding our liquidity and operations, as well as the risks associated with each. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit Committee oversees the management of risks relating to financial reporting, internal controls and compliance with legal requirements. Our Nominating and Corporate Governance Committee oversees the management of risks associated with corporate governance, the independence of our Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if he or she is a non-employee director and in the opinion of our Board does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that each of our directors and nominees for director, other than Mr. Burbank, our Chief Executive Officer, is an independent director in accordance with applicable NASDAQ rules.

Communicating with Our Board

Our Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if, and as, appropriate. The Chairman of our Board, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate based on procedures approved by a majority of the independent directors. Under these procedures, communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of our Board considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and marketing matters.

Stockholders and interested parties who wish to send communications to our Board should address such communications to Board of Directors, c/o Winifred L. Swan, Secretary, NxStage Medical, Inc., 350 Merrimack Street, Lawrence, Massachusetts 01843.

Director Nomination Process

Our Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors, consistent with the criteria approved by our Board, and recommending the persons to be nominated for election as directors. The process followed by our Nominating and Corporate Governance Committee to identify and evaluate candidates may include requests to members of our Board and others for recommendations, the utilization of director search firms to help identify and recruit potential candidates, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of our Nominating and Corporate Governance Committee and our Board.

In considering whether to recommend any candidate for inclusion in our Board’s slate of recommended director nominees, including candidates recommended by stockholders, our Nominating and Corporate Governance Committee applies the criteria that are set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Our Corporate Governance Guidelines specify that the value of diversity on our Board should be considered by our Nominating and Corporate Governance Committee in the director identification and nomination process. Our Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, viewpoints and backgrounds. Our Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for a nominee. The backgrounds and qualifications of our directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. We believe that the current composition of our Board reflects such desired diversity in business and professional experience, skills and background.

Stockholders may recommend potential director candidates for consideration by our Nominating and Corporate Governance Committee by submitting the candidate’s name and appropriate biographical information, and, if the stockholder is not a stockholder of record, a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Winifred L. Swan, Secretary, NxStage Medical, Inc., 350 Merrimack Street, Lawrence, Massachusetts 01843. Assuming that appropriate biographical information has been provided on a timely basis, our Nominating and

Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by our Nominating and Corporate Governance Committee or our Board, by following the procedures provided in our bylaws and described in the Other Matters — Stockholder Proposals for the 2017 Annual Meeting section of this proxy statement.

Committees and Meetings

Our Board has three standing committees, which are described in the table below. Each committee’s charter is posted on the Investor Relations — Corporate Governance subsection of the Our Company section of our website, www.nxstage.com. Each member of our three standing committees is independent as defined under NASDAQ rules, and each member of our Audit Committee satisfies the additional independence requirements under Rule 10A-3 of the Exchange Act.

Committee	Principal Functions and Responsibilities	Members	Meetings in 2015
Audit

•      Appoint, approve the compensation of, and assess the independence of our registered public accounting firm.

•      Oversee the work of our registered public accounting firm, including through the receipt and consideration of reports from the firm.

•      Review and discuss with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures.

•      Monitor our internal controls over financial reporting, disclosure controls and procedures and Code of Business Conduct and Ethics.

•      Oversee our internal audit function.

•      Discuss our risk management policies.

•      Establish policies regarding hiring employees from our registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns.

•      Meet independently with our internal audit staff, registered public accounting firm and management.

•      Review and approve or ratify any related person transactions.

		Daniel A. Giannini (Chair)† Jean K. Mixer Reid S. Perper	9
Compensation	• Review and approve, or make recommendations to our Board with respect to, the compensation of our executive officers. • Oversee an evaluation of our senior executives. • Oversee an annual review by our Board concerning management succession planning. • Administer our incentive plans. • Review and make recommendations to our Board with respect to director compensation.	Craig W. Moore (Chair) Robert G. Funari Earl R. Lewis Jean K. Mixer	4

Committee	Principal Functions and Responsibilities	Members	Meetings in 2015
Nominating and Corporate Governance	• Identify individuals qualified to become directors. • Review and make recommendations to our Board with respect to our Board leadership structure. • Recommend to our Board the persons to be nominated for election as directors and appointed to each of our committees. • Review and assess our Corporate Governance Guidelines and recommend changes to our Board. • Oversee an annual self-evaluation of our Board.	Robert G. Funari (Chair) Reid S. Perper Barry M. Straube	5

†	Determined by our Board to be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K of the Exchange Act.

In 2015, our Board met 6 times and each of our current directors attended at least 75% of the total number of meetings of our Board and the committees on which he or she then served. Our Corporate Governance Guidelines provide that directors are expected to attend the annual meeting of stockholders. All of our then-serving directors attended our 2015 annual meeting of stockholders.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. We have posted a copy of the code on our website, www.nxstage.com. In addition, we will post on our website all disclosures that are required by law or NASDAQ rules concerning any amendments to, or waivers of, our code.

Audit Committee Report

The purpose of the Audit Committee is to assist the Board of Directors’ oversight of NxStage’s accounting and reporting processes and the audits of NxStage’s consolidated financial statements.

The Audit Committee has reviewed NxStage’s audited financial statements for the fiscal year ended December 31, 2015 and has reviewed and discussed these financial statements with NxStage’s management and Ernst & Young LLP, NxStage’s independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, Ernst & Young various communications that Ernst & Young is required to provide to the Audit Committee, including the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, other standards of the Public Company Accounting Oversight Board, the rules and regulations of the SEC and other applicable regulations.

Ernst & Young also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ernst & Young the independence of Ernst & Young.

Based on its review and discussions with management and Ernst & Young, and its review of the representations and information provided by management and Ernst & Young, the Audit Committee recommended to NxStage’s Board of Directors that the audited financial statements be included in NxStage’s Annual Report on Form 10-K for the year ended December 31, 2015.

By the Audit Committee of the Board of Directors:

Daniel A. Giannini (Chair)

Jean K. Mixer

Reid S. Perper

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees for professional services by Ernst & Young, our independent registered public accounting firm, that were billed to us for each of the last two fiscal years. All such services were approved by our Audit Committee in accordance with the pre-approval policies and procedures described below.

Fee Category	2015	2014
Audit Fees[1]	$1,692,136	$1,379,350
Audit-Related Fees[2]	28,300	25,800
Tax Fees[3]	323,050	149,400
All Other Fees[4]	2,000	2,000

Total Fees	$2,045,486	$1,556,550

(1)	Audit fees consist of fees for the audit of our consolidated financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our consolidated financial statements and which are not reported under “Audit Fees.” These fees include the annual audit of our 401(k) plan.

(3)	Tax fees consist of fees for tax compliance services, including preparation of tax returns and tax advice, and tax consultations related to international transfer pricing matters and the medical device excise tax. Includes tax compliance fees of $105,765 in 2015 and $85,000 in 2014.

(4)	All other fees consist of fees for using the online accounting research tools of Ernst & Young.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our Audit Committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specific types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. At the time of such pre-approval, the type of services to be provided, and the fees relating to those services, are detailed and also generally subject to a maximum dollar amount. In addition, the Audit Committee Chair is authorized to approve audit and non-audit services between committee meetings, provided such approvals are reported at the next regularly scheduled meeting of the Audit Committee. Our Audit Committee reviews with management all services provided by our independent registered public accounting firm and all related fees charged at least annually.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Regarding Review, Approval and Ratification of Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our

General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Any related person transactions that are ongoing in nature are reviewed annually.

Whenever practicable, the reporting, review and approval will occur before entry into the transaction. If advance review and approval is not practicable, our Audit Committee will review and, in its discretion, may ratify the related person transaction. The policy also permits the Chair of our Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting.

A related person transaction reviewed under these policies and procedures will be considered approved or ratified if it is authorized by our Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, our Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value involved in the related person transaction;

•	the approximate dollar value of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material in light of the circumstances of the particular transaction.

Our Audit Committee may approve or ratify the transaction only if our Audit Committee determines that, under all of the circumstances, the transaction is in our best interests. Our Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of these policies and procedures:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (1) the related person and all other related persons own in the aggregate less than a 1% equity interest in such entity, (2) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (3) the amount involved in the transaction equals less than the greater of $200,000 or 2% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or by-laws.

These policies and procedures also provide that transactions involving compensation of executive officers will be reviewed and approved by our Compensation Committee in the manner specified in its charter.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of our 2015 executive compensation program and explains how our Compensation Committee made its compensation decisions for our executive officers whose compensation is included in the Summary Compensation Table below, referred to as our named executive officers. They are:

Jeffrey H. Burbank	Chief Executive Officer
Joseph E. Turk, Jr.	President
Matthew W. Towse	Senior Vice President and Chief Financial Officer
Robert S. Brown	President, NxStage Kidney Care
Winifred L. Swan	Senior Vice President and General Counsel

Executive Summary

Executive compensation levels and programs for our named executive officers in 2015 were set and structured to retain, incentivize and reward executives. As in prior years, total compensation for our named executive officers continued to be focused heavily on performance-based compensation and the use of equity awards to encourage long-term stockholder value creation. In order to establish a strong link between executive pay and corporate performance, our Compensation Committee chose to continue to put a significant percentage of our named executive officers’ 2015 compensation at risk under our annual and long-term incentive plans, which are described below.

For our 2015 corporate bonus plan, our Compensation Committee selected objectives related to revenue growth from sales of our medical products, operations at our Kidney Care dialysis centers, and overall financial performance. Overall, we performed well against these multi-faceted corporate goals. In 2015, we reported record revenues driven by sales of our System One hemodialysis system and related medical products in the home and critical care markets, and the performance of our Kidney Care dialysis centers was within our expectations. Most of our named executive officers earned short-term incentive awards at 107% of target, reflecting this strong level of corporate performance in 2015. Long-term incentive compensation for our named executive officers in 2015 was split between stock options and performance shares. Our performance shares enable our named executive officers to earn compensation above the market median only for superior performance. Consistent with this design, our Compensation Committee selects ambitious performance objectives for these equity incentive awards. For our 2015 performance share plan, our Compensation Committee selected revenue growth in the home market as the performance objective at levels that are higher than the home revenue targets for our 2015 corporate bonus plan. Although we achieved record revenues in 2015, we did not meet the minimum performance metric under our 2015 performance share plan. Accordingly, our named executive officers did not receive any payouts under that plan, further demonstrating our pay-for-performance philosophy.

Our Executive Compensation Philosophy and Objectives

We believe that the total compensation of our named executive officers should support the following objectives:

•	attract, retain and reward executives who can help us to achieve our business objectives;

•	promote the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable performance goals; and

•	align executives’ long-term incentives with the interests of our stockholders.

To achieve these objectives, our Compensation Committee evaluates our executive compensation program with the goal of targeting total compensation at levels it believes are competitive with those of other companies that compete with us for executive talent in our industry and our region. In order to better align the interests of our executives with stockholders, a significant percentage of our named executive officers’ target total compensation is at risk — meaning it is dependent upon the achievement of key strategic, financial and operational goals and the amount of compensation that is actually realized is tied to changes in our stock price during performance and vesting periods. Our at-risk, performance-based compensation is comprised of annual incentive bonuses, intended to compensate for the achievement of short-term performance goals, and long-term equity incentives, intended to compensate for the achievement of performance goals, retain executives and allow them to participate in the long-term success of NxStage as reflected in stock price appreciation. We believe our emphasis on performance-based incentive compensation achieves a number of important goals, including aligning our executives with appropriate business risk and the long-term interests of our stockholders and rewarding our executives only when key financial and business metrics are achieved.

At our 2015 annual meeting of stockholders, 99% of the votes cast on our “say on pay” proposal were in favor of the compensation of our named executive officers. Our Compensation Committee believes that this level of approval supports its conclusion that our existing executive compensation programs continue to be appropriate and effective in compensating executives for performance and aligning executive interests with long-term stockholder interests. Our Compensation Committee continues to monitor executive compensation practices and intends to make changes as necessary to ensure that our executive compensation program continues to support our corporate goals and our compensation philosophy, as described above.

How Executive Compensation is Determined

Our Compensation Committee has primary responsibility for reviewing, setting and approving the compensation of our named executive officers. In fulfilling this responsibility, our Compensation Committee relies on three key elements: market referencing, performance considerations, and the exercise of judgment. These elements are described below. Our Compensation Committee also engages an independent compensation consultant to assist it with executive compensation matters.

Role of Compensation Consultant.    Our Compensation Committee believes that independent advice is important in developing our executive compensation program and has engaged the services of independent consulting firms to assist its evaluation of executive compensation. Since 2009, our Compensation Committee has engaged the services of Radford, an Aon Hewitt consulting company, because of its reputation as a premier compensation consultancy firm and its expertise in the technology and life sciences sectors, with distinct access to compensation intelligence within the medical device industry. Radford reports directly to our Compensation Committee and provides it with design alternatives for compensation programs and with data regarding the compensation of executive officers at peer and other companies in order to assist our Compensation Committee in its determination of whether the overall compensation packages for each of our named executive officers are appropriate and competitive. Radford is engaged exclusively by our Compensation Committee on executive compensation matters and does not provide any other consulting or other services to NxStage. Our Compensation Committee has considered the independence of Radford pursuant to SEC rules and has determined that no conflicts of interest are raised by the engagement.

On an annual basis, Radford works with our Compensation Committee to (1) help define the group of companies that should be included in our compensation peer group, (2) provide market data on executive compensation and compare our executive compensation to that of our peer group and (3) analyze and make recommendations regarding all aspects of executive compensation, including base salary and short- and long-term incentive awards. Representatives of Radford periodically attend or make presentations at Compensation Committee meetings.

Market Referencing Against a Peer Group.    We base our compensation decisions partly on relevant market information, by comparing our executive target total compensation (annual base salary, annual target bonus and long-term equity awards at target) to compensation paid or provided to employees in comparable roles within our peer group. Our peer group consists of national and regional health care companies that we believe are generally comparable to NxStage in terms of organizational structure, size and stage of development, and against which we believe we compete for executive talent.

To help establish our peer group, our Compensation Committee requested Radford to identify publicly traded companies in the medical device and equipment industry between 1/3 and 3 times the size of NxStage, based on number of employees, revenue, revenue growth and market value. Working with our Compensation Committee, Radford then evaluated each such company based on products and business strategy and recommended for inclusion in our peer group those companies that were most comparable to NxStage based on product focus, business strategy, developmental stage, and financial profile. Our Compensation Committee considered adding a small number of healthcare services companies to our peer group to account for our nascent services business, but determined that such additions were premature at the time.

Applying this methodology, our Compensation Committee approved the following companies for our peer group, which was used in making 2015 executive compensation determinations:

Abaxis, Inc.	ABIOMED, Inc.
Accuray Incorporated	AngioDynamics, Inc.
ArthroCare Corporation	Atrion Corporation
Cantel Medical Corp.	Cyberonics, Inc.
DexCom, Inc.	HeartWare International, Inc.
ICU Medical, Inc.	Insulet Corporation
Masimo Corporation	Merit Medical Systems, Inc.
Natus Medical Incorporated	NuVasive, Inc.
Spectranetics Corporation	Thoratec Corporation
Volcano Corporation	Wright Medical Group, Inc.

This is substantially the same peer group that was used in the prior year, except that Natus Medical Incorporated was added to replace Conceptus Inc., which was acquired by Bayer AG. In addition to our peer group data, Radford provided our Compensation Committee with broader survey data from the Radford Global Technology Survey for use in 2015 compensation decisions. Radford works with our human resources department to match NxStage positions against survey positions and to compile the compensation data for each named executive officer. Our human resources department does not direct or oversee Radford’s activities.

Our philosophy is that base salaries should be targeted at the 50th percentile of our peer group to provide a fair and competitive level of pay, while offering opportunities to earn up to the 75th percentile through performance-based awards that reward superior performance. We believe these target percentiles enable us to attract and retain top-level talent while maintaining our overall objective of strongly linking executive compensation to NxStage performance. These are overall guidelines, and we may vary them based on an individual’s performance, experience level and importance to NxStage, the difficulty of replacing the individual, NxStage’s performance and other financial and market factors.

Performance Considerations.    In addition to considering market and peer group data for executive compensation, we compensate our executives based on their performance as a team in achieving our business objectives, as well as their individual performance. To assist our evaluation of individual executive performance, we conduct an annual performance review. The performance review process is designed to guide performance discussions, establish performance objectives and communicate annual achievements. Our Compensation Committee annually evaluates the performance of our Chief Executive Officer, and our Chief Executive Officer annually evaluates the performance of our other named executive officers, in consultation with our Audit Committee for our Chief Financial Officer. Our Compensation Committee reviews our Chief Executive Officer’s assessment of the performance of the other named executive officers.

Compensation Committee and Chief Executive Officer Judgment.    The design of our executive compensation program is guided by the application of market and peer group data and corporate and individual performance considerations as well as the application of judgment by our Compensation Committee and, with respect to his direct reports, judgment by our Chief Executive Officer. While our Compensation Committee is responsible for approving awards and setting applicable performance targets, it relies on our Chief Executive Officer’s judgment to evaluate the actual performance of the other named executive officers and recommend appropriate salary and incentive awards including, where appropriate, adjustments to reflect individual performance. Our Compensation Committee takes his assessments and recommendations into account when determining compensation for the other named executive officers. Our Chief Executive Officer participates in

Compensation Committee meetings, at the request of our Compensation Committee, in order to provide background information and explanations supporting his recommendations. Our Chief Executive Officer is not present during any portion of Compensation Committee meetings at which his compensation is discussed or established.

Our Compensation Committee has delegated authority to our Chief Executive Officer, who is also a member of our Board, to grant equity awards, within specified limits, to employees at the level of Vice President and below to facilitate making new hire and retention grants and to reward special accomplishments. Our Compensation Committee has also delegated authority to our Chief Executive Officer to select, within a specified range, the amount of potential awards under our corporate bonus plan for employees at the level of Vice President and below.

Components of our Executive Compensation Program and 2015 Executive Compensation

Our executive compensation program consists of fixed compensation elements, comprised of base salary and employee benefits, and variable at-risk performance-based elements, comprised of annual and long-term incentives. Our fixed compensation elements are designed to provide a stable source of income and financial security to our executives. Our variable at-risk performance-based compensation elements are designed to reward performance at two levels: actual corporate performance compared to annual business goals, and corporate performance in terms of long-term stockholder value creation through business growth and stock price appreciation. We believe that our overall compensation approach enables us to remain competitive with our industry peers while ensuring that our executives are appropriately incentivized to both deliver short-term results and create long-term stockholder value. The components of our named executive officers’ 2015 compensation are described below.

Base Salary

Our philosophy is that base salaries should be targeted at the 50th percentile of our peer group to provide a fair and competitive level of pay. When establishing base salaries, our Compensation Committee also considers the individual’s experience and skill set, the level of the individual’s responsibility, the individual’s performance, prevailing economic conditions and internal pay equity. Our Compensation Committee reviews base salaries at least annually and adjusts them from time to time to realign salaries with market levels after taking into account the factors identified above. In accordance with this process, our Compensation Committee increased the 2015 base salaries for our named executive officers to the levels shown below.

	2015 Base Salary ($)	Increase From 2014
Jeffrey H. Burbank	575,000	11%
Joseph E. Turk, Jr	360,000	3%
Matthew W. Towse	335,000	8%
Robert S. Brown	315,000	2%
Winifred L. Swan	320,000	6%

Annual Incentive Plan

We grant annual short-term incentive awards to our executives and other bonus eligible employees under our corporate bonus plan. Annual short-term incentives are intended to reward the achievement of key corporate performance objectives and, as judged by our Compensation Committee and Chief Executive Officer, exceptional individual performance. At the beginning of each year, our Compensation Committee, in collaboration with our Chief Executive Officer, develops performance goals that are believed to be attainable with hard work over the next year. Our Compensation Committee approves each year’s plan and metrics to ensure an accelerated and ongoing degree of difficulty commensurate with our short- and long-term business plan. Any short-term incentive awards that are earned are typically paid in the first quarter of the following fiscal year.

For our 2015 corporate bonus plan, our Compensation Committee selected objectives related to (1) revenue growth from sales of our medical products and overall financial performance (products objectives) and (2) operations at our Kidney Care dialysis centers (Kidney Care objectives), and assigned relative weights to these objectives, as follows:

For the products objectives, our Compensation Committee assigned the greatest weight to revenue growth in the home market, reflecting our belief that the home market represents our largest market opportunity. Our Compensation Committee also considered the remaining objectives — cash generated from sales of our medical products, revenue in the critical care and in-center markets and operating income associated with sales of our medical products — to be important to our business success. Our investors closely monitor all of these metrics to gauge our corporate performance.

For the Kidney Care objectives, our Compensation Committee assigned the greatest weight to the number of patients at our dialysis centers, reflecting the importance of gaining operational experience with this new care delivery model. Given our continued investments in this recent services initiative, our Compensation Committee also considered operating income (loss) in our Kidney Care segment to be important in demonstrating the success of this model.

Our Compensation Committee determined that these objectives would appropriately encourage our executives and other bonus eligible employees to achieve superior financial performance for NxStage, and that the weight assigned to each objective would appropriately emphasize the relative importance of our top corporate performance priorities.

Our Compensation Committee further allocated the two groups of objectives described above among our named executive officers based on expectations regarding their relative areas of responsibility and focus during 2015. The allocation of performance objectives among our named executive officers is summarized below.

Potential payouts under the annual incentive awards, stated as a percentage of our named executive officers’ 2015 base salaries, required that overall performance against the applicable objectives fall within a range of achievements, as follows:

	Threshold	Target	Stretch	Outstanding
Jeffrey H. Burbank	50%	100%	125%	150%
Joseph E. Turk, Jr.	30%	60%	75%	90%
Matthew W. Towse	25%	50%	63%	75%
Robert S. Brown	25%	50%	63%	75%
Winifred L. Swan	25%	50%	63%	75%

If a threshold performance level for a particular objective was not achieved, no portion of the annual bonus would be earned with respect to that objective. The payout on performance between the nearest reference points is interpolated on a straight-line basis.

Our performance compared to the objectives selected for our 2015 corporate bonus plan is summarized below (dollar amounts in millions).

*	The products cash generation objective is based on the sum of adjusted EBITDA and changes in working capital, less capital expenditures and certain other adjustments for the products business. The Kidney Care operating income (loss) objective omits net loss attributable to non-controlling interests.

For Kidney Care, the performance objective relating to our patient census was designed to be attainable with hard work during the course of 2015 and commensurate with the level of difficulty associated with the other Kidney Care objective. In 2015, we exceeded the target objective for our patient census under our corporate bonus plan.

NxStage achieved 116% of the targeted products objectives and 73% of the targeted Kidney Care objectives. In accordance with the allocation of performance objectives described above, Messrs. Burbank, Turk and Towse and Ms. Swan were eligible to receive 107% of their targeted short-term incentive awards and Mr. Brown was eligible to receive 81% of his targeted short-term incentive award. Based on our performance against the objectives of our 2015 corporate bonus plan and Mr. Burbank’s assessment of the performance of his direct reports during 2015, our Compensation Committee approved in March 2016 the payment of the following short-term incentive awards to our named executive officers:

2015 Award ($)
Jeffrey H. Burbank	615,433
Joseph E. Turk, Jr.	231,189
Matthew W. Towse	179,278
Robert S. Brown	127,784
Winifred L. Swan	171,251

Long-Term Incentive Plan

Equity awards are the vehicle we use to offer long-term performance-based incentives to our executives. We provide our named executive officers with long-term performance-based incentives to incentivize long-term value creation, to promote retention and to further align the interests of our executives with those of our stockholders by tying compensation actually earned to stock price changes during the performance and vesting periods. Our Compensation Committee generally delivers long-term performance-based incentives in the form of annual grants of performance shares and stock options. Performance shares enable our executives to earn restricted stock units if specified annual performance objectives are met. Any awards that are earned based on the achievement of the performance objectives vest and are settled in shares of our common stock over three years, based on the executive’s continued service with us. Stock options allow our executives to purchase shares of our common stock at the market price fixed on the option’s grant date, offering our executives value only upon the appreciation of our stock. Stock option grants generally vest over 48 months based on the executive’s continued service with us and expire after 10 years. We believe our performance-based equity awards create an ownership culture and help to align the interests of our executives with our stockholders. In addition, the time-based vesting features of such awards promote executive retention by providing an incentive for our executives to remain in our employ during the vesting period.

All equity grants to our executives are approved by our Compensation Committee. Our Compensation Committee determines the size of our executives’ long-term equity awards by considering:

•	long-term equity compensation and targeted total compensation of executives holding similar position in our peer group;

•	the executive’s performance;

•	the amount of equity previously awarded to the executive;

•	retention considerations;

•	the vesting conditions of such awards; and

•	our Chief Executive Officer’s recommendations (other than with respect to his own awards).

Our long-term equity awards are established with the intent of delivering total compensation to our named executive officers between the 50th and 75th percentiles of our peer group, depending upon performance. This approach reflects our overall philosophy that our compensation program should offer opportunities to earn above the market median for superior performance. The total targeted value for such performance-based compensation is split between grants of performance shares and stock options to align our equity compensation program with peer group and broader industry practices, to encourage retention and to further incentivize our executive officers to focus both on short-term performance and long-term value creation for our stockholders.

After our Compensation Committee approves the targeted value of our executives’ equity awards, the number of performance shares and stock options granted is determined using two valuation models. For performance shares, our Compensation Committee uses a total value delivery model, which calculates share amounts by dividing the targeted value by the 30-day average market share price of our common stock preceding the date of grant. For stock options, our Compensation Committee uses an intended value delivery model, which calculates option amounts by dividing the intended value by the option value derived using the Black-Scholes methodology. This methodology is dependent upon the market prices for our common stock, and movements in such prices can change the total number of stock options granted. Because the shares of stock that are issued upon the vesting of performance shares have a built-in value at the time of grant, we generally grant significantly fewer performance shares than the number of stock options we would grant for a similar purpose.

In March 2015, our Compensation Committee granted our named executive officers the performance shares and stock options set forth in the 2015 Grants of Plan-Based Awards table that follows this Compensation Discussion and Analysis. Our Compensation Committee selected revenue growth in the home market as the performance objective for our performance shares, reflecting our belief that the home market represents our largest market opportunity and also the keen investor interest in this metric. Performance between the threshold and maximum revenue targets selected by our Compensation Committee would result in 25% to 100% of the performance shares being earned.

Our performance compared to the revenue growth targets selected for our 2015 performance shares, and the corresponding percentage of performance shares earned, is summarized below (dollar amounts in millions).

The home revenue targets for our 2015 performance shares are higher than the home revenue targets for our 2015 corporate bonus plan by design. Our performance shares enable our named executive officers to earn compensation above the market median only for superior performance. Accordingly, ambitious performance objectives are selected for these equity awards. Since NxStage did not achieve the threshold revenue required by the 2015 performance shares, our named executive officers did not earn any of their 2015 performance shares, further demonstrating our pay-for-performance philosophy.

Employee Benefits

We maintain broad-based benefits that are provided to all U.S. employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Our named executive officers are eligible to participate in all of our employee benefit plans on the same basis as other employees. We match 100% of the first 3%, and 50% of the next 2%, of the employee’s compensation contributed to the 401(k) plan, subject to then-current Internal Revenue Service limits on the amount that may be contributed by employees to such plans. All of our named executive officers participate in our 401(k) plan and receive matching contributions according to this formula.

Severance and Change-In-Control Benefits

Our named executive officers are entitled to specified benefits in the event of the termination of their employment under certain circumstances specified in our employment agreements with them, including termination following a change in control of NxStage. We do not consider specific amounts payable under these arrangements when establishing annual compensation. Instead, the purpose of these benefits is to ensure that we remain competitive in attracting and retaining executives within our industry and peer group and that we retain our key executives during a potentially critical time in the event NxStage experiences a change in control. After reviewing the practices of companies represented in our peer group, we believe that our severance and change-in-control benefits are generally in line with those offered to executives in our peer group.

We have structured our named executive officers’ change-in-control benefits under their employment agreements as “double trigger” benefits. In other words, the change in control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated without cause or the executive resigns for good reason during a specified period after the change in control. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change-in-control transaction, while still providing them appropriate incentives to cooperate in negotiating any change-in-control transaction in which they believe they may lose their jobs.

We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Payments Upon Termination or Change In Control” below.

Tax Considerations

Section162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid to our Chief Executive Officer and to each other officer (other than the Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among our most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. Our Compensation Committee believes that a compensation program that attracts, retains and rewards executives necessary for our success is in the best interests of NxStage and our stockholders. It also believes that, in establishing the cash and equity incentive compensation program for NxStage’s executive officers, the potential deductibility of the compensation payable under that program should only be one of a number of relevant factors taken into consideration. Consequently, our Compensation Committee may pay or provide compensation in excess of $1 million that is not exempt from the deduction limitations under Section 162(m).

Compensation Program Risk Assessment

We do not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on NxStage. We believe our approach to goal setting, selection of targets, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. We believe we have allocated our compensation among base salary and short- and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Weighting much of our compensation towards long-term incentive compensation discourages short-term risk taking. Further, the metrics that determine payouts for our executive officers span all of our operations and we believe encourage decision-making that is in the best long-term interests of NxStage and our stockholders as a whole. Finally, the multi-year vesting of our equity awards is intended to properly account for the time horizon of risk.

In addition, our insider trading policy prohibits short selling of our common stock or the purchase or sale of financial instruments designed to hedge any decrease in the market value of our common stock, and requires, with limited exceptions, that our executive officers purchase or sell shares of our common stock only pursuant to SEC Rule 10b5-1 trading plans.

Compensation Committee Report

The Compensation Committee is responsible for the oversight of NxStage’s compensation programs on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

Based on the review and discussions referred to above, the Compensation Committee has recommended to the Board of Directors that such section be included in this proxy statement and incorporated by reference in NxStage Medical, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015.

By the Compensation Committee of the Board of Directors:

Craig W. Moore (Chair)

Robert G. Funari

Earl R. Lewis

Jean K. Mixer

Executive Compensation

The following table reports information about the compensation paid or granted to, or earned by, our named executive officers during 2015, 2014 and 2013.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)[1]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	All Other Compensation ($)[4]	Total ($)
Jeffrey H. Burbank	2015	558,959	295,465	1,250,362	615,433	10,600	2,730,819
Chief Executive Officer	2014	496,912	308,095	955,145	466,440	12,175	2,238,767
	2013	437,095	274,790	1,149,998		11,975	1,873,858
Joseph E. Turk, Jr	2015	357,083	147,724	625,181	231,189	10,600	1,371,777
President	2014	338,643	107,150	332,221	188,370	10,400	976,784
	2013	308,418	95,575	399,995		10,200	814,188
Matthew W. Towse[5]	2015	327,708	94,546	400,112	179,278	10,600	1,012,244
Chief Financial Officer	2014	305,625	107,150	332,221	139,035	10,400	894,431
	2013	136,343	99,053	499,730		5,454	740,580
Robert S. Brown	2015	313,542	94,546	400,112	127,784	10,600	946,584
President, NxStage Kidney Care	2014	306,404	107,150	332,221	80,600	10,400	836,775
	2013	295,141	95,575	399,995		10,200	800,911
Winifred L. Swan	2015	314,896	76,819	325,094	171,251	10,600	898,660
General Counsel	2014	299,890	87,066	269,933	135,671	10,400	802,960
	2013	291,056	77,651	325,000		10,200	703,907

(1)	Represents the aggregate grant date fair value, excluding the effect of estimated forfeitures, of annual performance share awards under our performance share plan, based on the probable outcome of performance conditions (which is threshold performance). The grant date fair value of the 2015 performance share awards, assuming achievement of the highest performance conditions, is $1,181,894, $590,947, $378,199, $378,199 and $307,277 for the awards to Messrs. Burbank, Turk, Towse and Brown and Ms. Swan, respectively. Since NxStage did not achieve the threshold performance required by the 2015 performance shares, our named executive officers did not earn any of their 2015 performance shares.

(2)

Represents the aggregate grant date fair value, excluding the effect of estimated forfeitures, of annual stock option awards. Because the value of stock options is dependent on the future market price of our common stock, there can be no assurance that the reported value will ever be realized by our named executive officers.

The assumptions we used to calculate the grant date fair value of these stock options are included in Note 12, Stock Plans and Stock-Based Compensation to our consolidated financial statements included in our 2015 Annual Report on Form 10-K filed with the SEC on February 11, 2016.

(3)	Represents amounts earned under our annual corporate bonus plan for the year in question. No bonuses were earned with respect to 2013.

(4)	For 2015, represents NxStage matching contributions to our named executive officers’ 401(k) plan accounts.

(5)	Mr. Towse joined NxStage as our Chief Financial Officer in July 2013. His annualized base salary for 2013 was $295,000.

2015 GRANTS OF PLAN-BASED AWARDS

The following table reports information about incentive awards granted to our named executive officers in 2015.

	Grant Date[1]	Estimated future payouts under non-equity incentive plan awards ($)[2]			Estimated future payouts under equity incentive plan awards (#)[3]			All other option awards: Number of securities underlying options (#)[4]	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)[5]
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Jeffrey H. Burbank		287,500	575,000	862,500
	3/3/2015				17,735		70,942			295,465
	3/3/2015							205,058	16.66	1,250,362
Joseph E. Turk, Jr.		108,000	216,000	324,000
	3/3/2015				8,867		35,471			147,724
	3/3/2015							102,529	16.66	625,181
Matthew W. Towse		83,750	167,500	251,250
	3/3/2015				5,675		22,701			94,546
	3/3/2015							65,618	16.66	400,112
Robert S. Brown		78,750	157,500	236,250
	3/3/2015				5,675		22,701			94,546
	3/3/2015							65,618	16.66	400,112
Winifred L. Swan		80,000	160,000	240,000
	3/3/2015				4,611		18,444			76,819
	3/3/2015							53,315	16.66	325,094

(1)	Reflects the date options were granted to our named executive officers as well as the date our Compensation Committee approved our 2015 performance share awards.

(2)	Represents potential awards under our 2015 corporate bonus plan. Performance achieved at a level between the applicable targets would result in a proportionate adjustment to the amount of bonus earned, provided that the threshold goal must be achieved in order for the portion of the bonus associated with such goal to be earned. Amounts actually earned by our named executive officers are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. Our 2015 corporate bonus plan is described in the Compensation Discussion & Analysis — Annual Incentive Plan section of this proxy statement.

(3)	Represents potential awards under our 2015 performance share plan. For 2015, potential payouts at threshold also represented probable or “target” payouts. Performance achieved at a level between the applicable targets would result in a proportionate adjustment to the number of performance shares earned, provided that the threshold goal must be achieved in order for any performance shares to be earned. Since NxStage did not achieve the threshold performance metric for 2015, our named executive officers did not earn any of their 2015 performance shares. Our 2015 performance share plan is described in the Compensation Discussion & Analysis — Long-Term Incentive Plan section of this proxy statement.

(4)	Represents annual stock option grants issued under our 2014 Omnibus Incentive Plan. Additional information about these stock options is provided in the Outstanding Equity Awards At 2015 Fiscal Year-End table below.

(5)

Represents the aggregate grant date fair value, excluding the effect of estimated forfeitures, of performance shares, based on the probable outcome of the performance conditions (which was threshold performance), and stock options, as applicable. The assumptions we used to calculate the grant date fair value of these stock options are included in Note 12, Stock Plans and Stock-Based Compensation to our consolidated financial statements included in our 2015 Annual Report on Form 10-K filed with the SEC on February 11, 2016.

Information Relating to Equity Awards and Holdings

The following table sets forth information concerning restricted stock units that have not vested and stock options that have not been exercised for each of our named executive officers outstanding as of December 31, 2015.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

		Option Awards					Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested[1] ($)
Jeffrey H. Burbank	3/5/2009	20,000			2.11	3/4/2016
	3/3/2010	123,900			9.96	3/2/2017
	5/27/2011	41,864			18.59	5/26/2018
	3/9/2012	40,085	2,674	(2)	18.48	3/8/2019
	3/4/2013	130,248	59,208	(2)	11.03	3/3/2023
	3/10/2014	76,673	98,583	(2)	14.66	3/9/2024
	3/3/2015	38,447	166,611	(2)	16.66	3/2/2025
	3/3/2015						56,043	(3)	1,227,902
Joseph E. Turk, Jr.	3/5/2009	2,974			2.11	3/4/2016
	3/3/2010	11,309			9.96	3/2/2017
	5/27/2011	15,223			18.59	5/26/2018
	3/9/2012	14,576	973	(2)	18.48	3/8/2019
	3/4/2013	34,803	20,594	(2)	11.03	3/3/2023
	3/10/2014	26,668	34,290	(2)	14.66	3/9/2024
	3/3/2015	19,223	83,306	(2)	16.66	3/2/2025
	3/3/2015						19,493	(3)	427,092
Matthew W. Towse	7/15/2013	27,442	27,360	(4)	14.05	7/14/2023
	7/15/2013						4,935	(5)	108,126
	3/10/2014	26,668	34,290	(2)	14.66	3/9/2024
	3/3/2015	12,303	53,315	(2)	16.66	3/2/2025
	3/3/2015						19,493	(3)	427,092
Robert S. Brown	5/27/2011	15,223			18.59	5/26/2018
	3/9/2012	14,576	973	(2)	18.48	3/8/2019
	3/4/2013	45,303	20,594	(2)	11.03	3/3/2023
	3/10/2014	26,668	34,290	(2)	14.66	3/9/2024
	3/3/2015	12,303	53,315	(2)	16.66	3/2/2025
	3/3/2015						19,493	(3)	427,092
Winifred L. Swan	3/3/2010	2,479			9.96	3/2/2017
	5/27/2011	15,223			18.59	5/26/2018
	3/9/2012	14,576	973	(2)	18.48	3/8/2019
	3/4/2013	36,809	16,733	(2)	11.03	3/3/2023
	3/10/2014	21,668	27,861	(2)	14.66	3/9/2024
	3/3/2015	9,996	43,319	(2)	16.66	3/2/2025
	3/3/2015						15,838	(3)	347,011

(1)	Based on a stock price of $21.91 per share, the closing market price of our common stock on December 31, 2015.

(2)	These stock options become exercisable in 48 equal monthly installments, with the first vesting occurring one month after the grant date.

(3)	These restricted stock units were earned under our 2014 performance share plan and vest in three equal annual installments, with the first vesting occurring on the grant date.

(4)	This stock option becomes exercisable as to 25% of the underlying shares on the first anniversary of the grant date and, with respect to the remaining shares, becomes exercisable in 36 equal monthly installments thereafter.

(5)	This restricted stock unit vests 10%, 20%, 30% and 40% on the first, second, third and fourth anniversaries, respectively, of the grant date.

The following table sets forth information concerning the exercise of stock options and the vesting of restricted stock units during 2015 for each of our named executive officers.

2015 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Jeffrey H. Burbank	169,274	2,588,800	38,128	(2)	638,144
Joseph E. Turk, Jr.	43,978	477,384	13,421	(2)	224,660
Matthew W. Towse	14,317	91,715	11,156	(3)	182,729
Robert S. Brown	55,225	581,722	13,421	(2)	224,660
Winifred L. Swan	5,626	41,683	11,594	(2)	194,222

(1)	Represents the difference on the date of exercise between the closing market price of our common stock and the stock option’s exercise price.

(2)	Represents the annual vesting of restricted stock units that were earned based on the achievement of financial performance targets in accordance with the terms of our performance share plans for 2012 and 2014.

(3)	Represents the annual vesting of restricted stock units that were granted in connection with Mr. Towse’s appointment as our Chief Financial Officer and that were earned based on the achievement of financial performance targets in accordance with the terms of our 2014 performance share plan.

Potential Payments Upon Termination or Change in Control

Our employment agreements with our named executive officers provide them with certain rights following termination of their employment. If we terminate a named executive officer’s employment without cause or he or she resigns for good reason other than in connection with a change in control, as such terms are defined in the applicable employment agreement, then the named executive officer will be entitled to receive:

•

severance payments in an amount equal to (1) in the case of Mr. Burbank, his then-current base salary, which will be paid over the 12 months following termination of his employment, or (2) in the case of any other named executive officer, half his or her then-current base salary, which will be paid over the 6 months following termination of his or her employment;

•	continued medical coverage for (1) in the case of Mr. Burbank, 12 months or (2) in the case of any other named executive officer, 6 months; and

•

continued vesting in all stock options and stock awards held at the time of employment termination for (1) in the case of Mr. Burbank, 12 months, or (2) in the case of any other named executive officer, 6 months. Each named executive officer will have a period of 90 days following the expiration of the applicable vesting period to exercise stock options.

If we terminate a named executive officer’s employment without cause either (1) following a change in control or (2) at any time during the three months before an announcement of a change in control, and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if the named executive officer resigns for good reason within 12 months following a change in control, then the named executive officer will be entitled to:

•

a lump sum severance payment equal to (1) in the case of Mr. Burbank, two times his then-current base salary and two times the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year, (2) in the case of Ms. Swan, 1.25 times her then-current base salary and 1.25 times the greater of her annual bonus for the fiscal year preceding her termination or her target bonus for the then-current fiscal year, or (3) in the case of any other named executive officer, his then-current base salary and the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continued medical coverage for (1) in the case of Mr. Burbank, 24 months, (2) in the case of Ms. Swan, 15 months, or (3) in the case of any other named executive officer, 12 months;

•	full vesting and acceleration of stock options and stock awards held at the time his or her employment is terminated and a period of 90 days to exercise stock options; and

•

in the case of Messrs. Burbank, Turk and Brown and Ms. Swan, a gross-up amount on benefits received under the agreement to compensate for any excise taxes and associated penalties imposed by Section 4999 of the Code.

Each of our named executive officers has signed agreements providing for the protection of our confidential information, the transfer of ownership rights to intellectual property developed by such named executive officer while he or she was employed by us, and a 12 months post-termination period during which such named executive officer will not compete with us or solicit employees or customers of our business. If the named executive officer fails to comply with these covenants, the payments and benefits described above will cease.

If a named executive officer terminates employment with us voluntarily, other than for good reason, if we terminate a named executive officer’s employment as a result of physical or mental disability or for cause, each as defined in the named executive officer’s agreement, or if a named executive officer dies, the named executive officer will receive compensation and benefits through the last day of employment.

The following table summarizes the potential payments to our named executive officers under various termination events, in accordance with the terms of their employment agreements described above. The amounts shown below assume that the termination of each named executive officer’s employment and the change in control were each effective as of December 31, 2015. Actual amounts payable upon the termination of any named executive officer can only be determined definitively at the time of such termination.

Name	Severance Benefit	Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause Three Months Before Change in Control; Termination Without Cause at Any Time After a Change in Control; Resignation for Good reason During the 12 Months Following a Change in Control ($)

Jeffrey H. Burbank	Severance Payments	575,000	2,300,000
	Healthcare Benefits[1]	16,274	32,549
	Market Value of Stock Vesting on Termination[2]	1,725,213	3,470,691
	Total	2,316,487	5,803,240

Name	Severance Benefit	Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause Three Months Before Change in Control; Termination Without Cause at Any Time After a Change in Control; Resignation for Good reason During the 12 Months Following a Change in Control ($)

Joseph E. Turk, Jr.	Severance Payments	180,000	576,000
	Healthcare Benefits[1]	8,137	16,274
	Market Value of Stock Vesting on Termination[2]	429,020	1,340,451
	Total	617,157	1,932,725

Matthew W. Towse	Severance Payments	167,500	502,500
	Healthcare Benefits[1]	8,137	16,274
	Market Value of Stock Vesting on Termination[2]	379,743	1,278,773
	Total	555,380	1,797,547

Robert S. Brown	Severance Payments	157,500	472,500
	Healthcare Benefits[1]	8,137	16,274
	Market Value of Stock Vesting on Termination[2]	404,796	1,182,998
	Total	570,433	1,671,772

Winifred L. Swan	Severance Payments	160,000	600,000
	Healthcare Benefits[1]	8,137	20,343
	Market Value of Stock Vesting on Termination[2]	329,533	961,831
	Total	497,670	1,582,174

(1)	This value is based upon the medical insurance we provided to each named executive officer as of December 31, 2015 and is valued based on the monthly premiums in effect on December 31, 2015.

(2)	Represents the value associated with cashing out all stock options and restricted stock units that accelerate as a result of the event described in the table, based on a stock price of $21.91, which was the closing market price of our common stock on December 31, 2015. Awards were valued based on the number of shares associated with each accelerated award multiplied by the difference between $21.91 and the exercise price related to such award (if any).

Director Compensation

Non-employee directors are compensated pursuant to the terms of our Board-approved director compensation policy. We do not compensate directors who are also employees for their services as directors.

Each director receives an annual retainer of $40,000, to be paid quarterly, and an annual award of options with a grant date fair value of $126,000 which vests monthly over one year, which grant is pro-rated based on the date the director joins our Board. Directors are also entitled to receive the following additional annual retainers:

	Committee Chair			Committee Member*
Board Chair	Audit	Compensation	Nominating and Corporate Governance	Audit	Compensation	Nominating and Corporate Governance
$45,000	$20,000	$12,000	$7,000	$10,000	$6,000	$5,000

*	Not paid to committee chairs.

To the extent that our Board creates ad-hoc committees in addition to the standing committees identified above, directors will also be entitled to receive $500 per meeting of those committees. Our director compensation policy also sets forth procedures by which directors may elect to receive shares of our common stock in lieu of their cash compensation. Such shares are granted on the last business day of the calendar quarter during which such cash compensation is due, and are valued at the closing market price of our common stock on the grant date.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2015.

2015 DIRECTOR COMPENSATION

	Fees Earned or Paid In Cash ($)	Option Awards ($)[1]	Total ($)
Robert G. Funari	96,862	125,995	222,857
Daniel A. Giannini	60,000	125,995	185,995
Earl R. Lewis	45,668	125,995	171,663
Jean K. Mixer	55,668	125,995	181,663
Craig W. Moore	51,839	125,995	177,834
Reid S. Perper	55,000	125,995	180,995
Jay W. Shreiner[2]	9,028		9,028
Barry M. Straube	45,000	125,995	170,995

(1)	Represents the aggregate grant date fair value, excluding the effect of estimated forfeitures, of a stock option to purchase 19,724 shares of our common stock at an exercise price of $16.81 per share, vesting monthly over one year and granted on May 21, 2015, the date of our 2015 annual meeting of stockholders. Because the value of stock options is dependent on the future market price of our common stock, there can be no assurance that the reported value will ever be realized by our directors. The assumptions we used to calculate the grant date fair value of these stock options are included in Note 12, Stock Plans and Stock-Based Compensation to our consolidated financial statements included in our 2015 Annual Report on Form 10-K filed with the SEC on February 11, 2016.

The following table shows the aggregate number of shares of our common stock subject to outstanding stock options for each non-employee director as of December 31, 2015.

Name	Shares Subject to Stock Options
Robert G. Funari	68,487
Daniel A. Giannini	90,586
Earl R. Lewis	90,586
Jean K. Mixer	72,893
Craig W. Moore	90,586
Reid S. Perper	83,586
Jay W. Shreiner
Barry M. Straube	89,130

(2)	Mr. Shreiner resigned from our Board on March 6, 2015.

Securities Authorized for Issuance Under Our Equity Compensation Plans

The following table provides aggregate information about our equity compensation plans as of December 31, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights[1]	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights[2]	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans[3]
Equity compensation plans approved by security holders	5,335,335	$14.29	4,031,929

(1)	Consists of 4,084,256 stock options, 695,485 unvested restricted stock units and 555,594 unearned performance shares (assuming achievement of the highest performance conditions).

(2)	The weighted-average exercise price includes all outstanding stock options, but does not include restricted stock units or performance shares which do not have an exercise price. If the restricted stock units and performance shares were included in this calculation, the weighted average exercise price would be $10.94.

(3)	Consists of 3,786,700 shares of common stock available for future issuance under our 2014 Omnibus Incentive Plan and 245,229 shares available for future issuance under our 2005 Employee Stock Purchase Plan.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during 2015 our officers, directors and beneficial holders of more than 10% of our common stock complied with all Section 16(a) filing requirements, except that Messrs. Burbank, Lewis and Turk each failed to timely file one Form 4 reporting one transaction.

Delivery of Security Holder Documents

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that, unless you have instructed otherwise, only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you without charge if you write or call Investor Relations, NxStage Medical, Inc., 350 Merrimack Street, Lawrence, Massachusetts 01843, (978) 687-4700. If you want to receive separate copies of our proxy statement and annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or phone number.

Stockholder Proposals for the 2017 Annual Meeting

Proposals that a stockholder intends to present at our 2017 annual meeting of stockholders and wishes to be considered for inclusion in our proxy statement and form of proxy for that meeting must be received by us no later than December 29, 2016. All such proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

Proposals that a stockholder intends to present at our 2017 annual meeting of stockholders, but does not intend to have included in our proxy statement and form of proxy for that meeting, as well as any director nominations, must be received by us not earlier than the close of business on January 26, 2017 and not later than the close of business on February 24, 2017. All such proposals and director nominations must comply with the advance notice provisions of our by-laws.

Notice of any stockholder proposals and director nominations must be in writing and mailed to NxStage Medical, Inc., 350 Merrimack Street, Lawrence, MA, 01843, Attention: Winifred L. Swan, Secretary.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 25, 2016.

Vote by Internet
•	Log on to the Internet and go to www.investorvote.com/NXTM
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.
	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.	+

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Jeffrey H. Burbank	☐	☐	02 - Robert G. Funari	☐	☐	03 - Daniel A. Giannini	☐	☐

04 - Earl R. Lewis	☐	☐	05 - Jean K. Mixer	☐	☐	06 - Craig W. Moore	☐	☐

07 - Reid S. Perper	☐	☐	08 - Barry M. Straube	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Advisory vote on our named executive officers’ compensation.	☐	☐	☐	3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2016 fiscal year.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. The signer hereby revokes all previous proxies given by the signer to vote at the Annual Meeting or any adjournments or postponements thereof. Joint owners should each sign personally. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If a corporation or partnership, the signature should be that of an authorized officer who should state his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

             02BU2A

ELECTION TO OBTAIN PROXY MATERIALS ELECTRONICALLY INSTEAD OF BY MAIL

NxStage Medical, Inc. stockholders may elect to receive NxStage’s future annual reports and proxy statements through the Internet instead of receiving copies through the mail.

To take advantage of this option, stockholders must subscribe to one of the various commercial services that offer access to the Internet. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by the stockholder.

To elect this electronic delivery option, while voting via the Internet, simply enter your email address in the space provided.

If you consent to receive NxStage’s future proxy materials electronically, your consent will remain in effect unless you revoke your consent by logging into Investor Centre at www.computershare.com.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

YOU MAY ACCESS THE NxSTAGE MEDICAL, INC. ANNUAL REPORT AND PROXY STATEMENT AT:

http://ir.nxstage.com/annual-proxy.cfm

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — NxStage Medical, Inc. ANNUAL MEETING OF STOCKHOLDERS 10:00 A.M. THURSDAY, MAY 26, 2016	+

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Matthew W. Towse and Winifred L. Swan, or each of them, with full power of substitution, as proxies for those signing on the reverse side to attend the 2016 Annual Meeting of Stockholders of NxStage Medical, Inc. to be held on Thursday, May 26, 2016 at 10:00 a.m., Eastern Time, at the Lanam Club, 260 North Main Street, Andover, Massachusetts 01810, and at any adjournments or postponements thereof, and to vote all shares of common stock held of record that those signing on the reverse side could vote, with all the powers those signing on the reverse side would possess if personally present at such meeting, as indicated upon all matters referred to on the reverse side and described in the proxy statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting or any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS NUMBER 2 AND 3.

UNLESS YOU INTEND TO VOTE YOUR SHARES BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+